UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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The Hartford Mutual Funds, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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January 7, 2014	ADMIN 01-14

Proxy Statements to be Mailed to Shareholders of The Hartford Balanced Allocation Fund, The Hartford Conservative Allocation Fund, and The Hartford Growth Allocation Fund

A Special Meeting of Shareholders (the “Meeting”) of The Hartford Balanced Allocation Fund, The Hartford Conservative Allocation Fund, and The Hartford Growth Allocation Fund (each, a “Fund” and collectively, the “Funds”), each a series of The Hartford Mutual Funds, Inc. (the “Company”) is expected to be held on April 4, 2014.  A preliminary proxy statement containing detailed information concerning the Meeting was filed with the U.S. Securities and Exchange Commission (“SEC”) on January 7, 2014. Proxy statement packages are expected to be mailed at the end of January to shareholders of record as of January 10, 2014.

Questions and Answers:

What Proposals will shareholders be asked to consider at the upcoming Meeting?

1. The ratification and approval of the sub-advisory agreement between Hartford Funds Management Company, LLC (“HFMC”), the investment manager of the Funds, and Wellington Management Company, LLP (“Wellington Management”) (the “Agreement”) pursuant to which Wellington Management serves as the sub-adviser to the Funds and manages each Fund’s assets.

2. The approval of the retention of fees paid and the payment of fees payable by Hartford Investment Financial Services, LLC, the Funds’ former investment manager, and HFMC (as applicable) to Wellington Management for its sub-advisory services to the Funds.

3. The authorization of HFMC to select and contract with sub-advisers that are not affiliated with HFMC or the Funds (other than by reason of serving as a sub-adviser to one or more of the Funds) without obtaining shareholder approval.

4. To transact such other business as may properly come before the Meeting, or any adjournment(s) or postponement(s) thereof.

Why are shareholders being asked to ratify and approve the sub-advisory agreement with Wellington Management?

The laws governing mutual funds require a fund to obtain shareholder approval before entering into a new advisory or sub-advisory agreement unless an exemption is available.  At the time the Funds’ Board of Directors (the “Board”) approved the Agreement, HFMC believed, and informed the Board, that the Agreement did not require shareholder approval due to reliance on an exemptive order (the “Order”) from the SEC permitting the Funds’ investment manager to select and contract with sub-advisers without shareholder approval.  HFMC recently conducted a review of compliance with the conditions of the Order.  The review raised a question whether the Funds’ sole initial shareholder consented to reliance on the Order, and indicated that the Funds’ reliance on the Order had not been consistently disclosed in the Funds’ prospectuses.  In light of this, shareholders of the Funds are now being asked to ratify and approve the Agreement, as well as to approve the retention of fees paid and the payment of fees payable to Wellington Management for its sub-advisory services to the Funds.

FOR BROKER/DEALER AND INSTITUTIONAL INVESTOR USE ONLY — NOT FOR USE WITH THE GENERAL PUBLIC

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Why are shareholders being asked to approve a proposal to permit HFMC to select and contract with sub-advisers without shareholder approval?

The Funds operate using a “manager of managers” structure whereby each Fund has an investment manager and a sub-adviser.  The investment manager supervises the activities of the sub-adviser, which in turn performs the day-to-day investment management of the Funds.  For other series of The Hartford Mutual Funds, Inc., in order for HFMC to select and contract with an unaffiliated sub-adviser it is not necessary to obtain shareholder approval, and thus incur the expense of a shareholder meeting.  The Order permits the Hartford-sponsored funds to select and contract with unaffiliated sub-advisers without a shareholder vote, subject to the shareholders’ prior approval of the operation of the respective fund in this manner.  To afford the flexibility provided by the Order to the Funds, HFMC is seeking shareholders’ approval of such an arrangement for the Funds.  The Funds are expected to benefit from the Order by being able to act quickly and with less expense if the need arises to replace or hire a sub-adviser.

Will any Fund’s investment goal and principal investment strategies change if the Proposals are approved?

No.  Each Fund’s investment goal and principal investment strategies will remain the same.

Will the Proposals result in higher Fund expenses?

No.  The Proposals will not increase any Fund’s expenses.  Each Fund pays an advisory fee to HFMC, and HFMC is responsible for paying the sub-advisory fee to Wellington Management.

Who will pay the costs incurred in connection with the Meeting?

HFMC will pay all expenses relating to the Notice and Proxy Statement and the Meeting, including the printing, mailing, solicitation and vote tabulation expenses and out-of-pocket expenses.

Please read the proxy statement, when available, because it contains important information.  The proxy statement is expected to be available as of January 17, 2014 at no charge on the SEC’s website at www.sec.gov.  Copies of the Funds’ most recent annual and semi-annual reports are also available at no charge by visiting www.hartfordfunds.com.

All investments are subject to risks, including possible loss of principal.

Investors should carefully consider the investment objectives, risks, charges, and expenses of Hartford Funds before investing. This and other information can be found in the prospectus and summary prospectus, which can be obtained by calling 888-843-7824 (retail) or 877-836-5854 (institutional). Investors should read them carefully before they invest.

Wellington Management Company, LLP, is a SEC-registered investment adviser and an independent and unaffiliated sub-adviser to Hartford Funds.

Hartford Funds are underwritten and distributed by Hartford Funds Distributors, LLC.

FOR BROKER/DEALER AND INSTITUTIONAL INVESTOR USE ONLY — NOT FOR USE WITH THE GENERAL PUBLIC

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